                                                                 EXHIBIT 10.2

       WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS
      ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN
         SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION
                PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                SUPPLY AGREEMENT

                                     BETWEEN

                                 ALKERMES, INC.

                                       AND

                                 CEPHALON, INC.

       WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS
      ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN
         SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION
                PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT ("Agreement") is made and entered into, effective as of June 23, 2005 (the "Effective Date"), by and between Alkermes, Inc., a Pennsylvania corporation, having a principal place of business at 88 Sidney Street, Cambridge, MA 02139 ("Alkermes"), and Cephalon, Inc., a Delaware corporation having a principal place of business at 41 Moores Road, Frazer, Pennsylvania 19355 ("Cephalon") (collectively, the "Parties" or individually, a "Party").

                                    RECITALS:

     WHEREAS, concurrently with the execution of this Agreement, Alkermes and Cephalon have entered into the License and Collaboration Agreement (as defined below), pursuant to which Alkermes granted Cephalon a semi-exclusive license to commercialize and sell the Product (as defined below) in the Territory (as defined below);

     WHEREAS, under the terms of the License and Collaboration Agreement, Alkermes has an obligation to manufacture and supply the Product to Cephalon for development and commercial sale; and

     WHEREAS, Alkermes hereby agrees to manufacture and supply, and Cephalon hereby agrees to purchase, the Product on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein. Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings ascribed to them in the License and Collaboration Agreement. In the event of a conflict between the definition of a term contained herein and the definition of such term in the License and Collaboration Agreement, this Agreement shall control.

     1.1 "ACT" shall mean the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder including the guidelines and guidance issued by the FDA.

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     1.2 "ADDITIONAL COMPONENTS" shall mean all components supplied together with the Product and the Diluent that are necessary to reconstitute or administer the Product, or that are necessary for final packaging.

     1.3 "AFFILIATES" shall mean with respect to any Party, shall mean any entity that controls, is controlled by, or is under common control with such Party, but only for so long as such control shall continue. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.

     1.4 "ALKERMES MANUFACTURING FACILITY" shall mean the facility owned and operated by Alkermes or an Affiliate located in Wilmington, Ohio, or any other manufacturing facility owned and operated by Alkermes or an Affiliate where the Manufacture of the Product is performed for supply to Cephalon pursuant to this Agreement; provided, however, an Alkermes Manufacturing Facility shall not include a manufacturing facility owned and operated by Alkermes or an Affiliate that is constructed for the Manufacture of the Product for supply outside the Territory.

     1.5 "ALKERMES VIVITREX MANUFACTURING KNOW-HOW" shall mean the Alkermes Manufacturing Know-How defined in the License and Collaboration Agreement that is necessary or directly related to the Manufacture of the Product.

     1.6 "BUSINESS DAY" shall mean a day on which banking institutions in New York, New York are open for business

     1.7 "CERTIFICATE OF ANALYSIS AND CONFORMITY" shall mean the certificate for each batch or lot of Product delivered hereunder in the form contemplated by
Section 3.11 of this Agreement.

     1.8 "CGMPS" shall mean the then current good manufacturing practices promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act, 21 C.F.R.
Section 210-211, as amended from time to time.

     1.9 "CLINICAL REQUIREMENTS" shall mean the quantities of the Product, Placebo and Diluent required for the conduct of pre-clinical studies and/or Clinical Studies of Product in the Field pursuant to a Development Plan.

     1.10 "CLINICAL STUDIES" shall have the meaning set forth in the License and Collaboration Agreement.

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     1.11 "COMMERCIAL REQUIREMENTS" shall mean the quantities of the Product required for (i) for commercial sale by Cephalon and its Affiliates in the Field in the Territory pursuant to the License and Collaboration Agreement or (ii) for compassionate use, use in investigator-sponsored Clinical Studies or post marketing clinical studies in the Field in the Territory pursuant to the License and Collaboration Agreement.

     1.12 "COMMERCIALIZATION" (including variations such as "Commercialize" and the like) shall mean the performance by a Party or its Affiliates of any and all activities directed to promoting, marketing, importing, exporting, distributing, selling or offering to sell (including pre-marketing), sampling, post-marketing clinical trials and post-marketing drug surveillance of the Product in the Field in the Territory.

     1.13 "COMMERCIALIZATION PLAN" shall have the meaning set forth in the License and Collaboration Agreement.

     1.14 "COMMERCIALLY REASONABLE MANUFACTURING EFFORTS" shall mean [**].

     1.15 "CONFIDENTIAL INFORMATION" shall have the meaning set forth in the License and Collaboration Agreement with respect to information and materials furnished by a Party to the other Party pursuant to this Agreement.

     1.16 "CT" shall mean a commercialization team established pursuant to the License and Collaboration Agreement.

     1.17 "DEVELOPMENT FTE RATE" shall have the meaning set forth in the License and Collaboration Agreement.

     1.18 "DEVELOPMENT PLAN" shall have the meaning set forth in the License and Collaboration Agreement.

     1.19 "DILUENT" shall mean any injectable liquid pharmaceutical formulation required to reconstitute the Product prior to injection, filled in a primary container.

     1.20 "DOSAGE UNIT" shall mean a unit of the Product or the Finished Product determined by the amount of the single dose of Naltrexone contained therein.

     1.21 "DT" shall mean a development team established pursuant to the License and Collaboration Agreement.

     1.22 "FDA" shall mean the United States Food and Drug Administration or any successor agency.

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     1.23 "FIELD" shall mean the treatment, prevention or diagnosis of any human disease, disorder or condition, including the treatment and/or prevention of alcohol abuse/dependence.

     1.24 "FINISHED PRODUCT" shall mean a finished, packaged, labeled final Dosage Unit of the Product plus Diluent and syringes.

     1.25 "FIRM PO" shall have the meaning set forth in Section 3.8(a).

     1.26 "FIRM ZONE" shall have the meaning set forth in Section 3.7(d).

     1.27 "[**] -YEAR FORECAST" shall mean a [**] year annual forecast of the Product Requirements and Placebo Requirements in each year of such forecast, starting with the next calendar year (i.e., the calendar year following the due date of such forecast), provided that the forecast for the first [**] months shall be broken down by month.

     1.28 "FULLY BURDENED MANUFACTURING COST" shall mean the costs incurred (i.e., paid or accrued) by a Party, its Affiliates or agents in the Manufacture of a Product, Placebo or Diluent, as applicable, which shall be [**]. Fully Burdened Manufacturing Cost shall exclude [**] that are required to obtain Regulatory Approval for the Medisorb Product for the Initial Indication (which costs shall be borne solely by Alkermes). In addition, for the avoidance of doubt, any Manufacturing development costs that are included in Shared Expenses as Development Costs shall not be included as part of the Fully Burdened Manufacturing Cost.

     1.29 "FTE" shall have the meaning set forth in the License and Collaboration Agreement.

     1.30 "GOVERNMENT AUTHORITY" shall mean any court, tribunal, agency, department, legislative body, commission or other instrumentality of any federal, state, county, city or other political subdivision in the Territory.

     1.31 "JSC" shall mean the joint steering committee established pursuant to the License and Collaboration Agreement.

     1.32 "LAWS" or "LAW" shall mean all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable Government Authority, including the Act.

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
     1.33 "LICENSE AND COLLABORATION AGREEMENT" shall mean that certain License and Collaboration Agreement by and between the Parties entered into as of June 23, 2005, as such agreement may be amended from time to time.

     1.34 "MANUFACTURING" (including variations such as "Manufacture") shall mean the performance of any and all activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance, testing and release, shipping and storage of the Product, Finished Product, Placebo, or Diluent as applicable.

     1.35 "NALTREXONE" shall mean [**].

     1.36 "NDA" shall mean the New Drug Application number 21-897 filed with the FDA by Alkermes on March 31, 2005 with respect to the Product.

     1.37 "OUTBOUND COSTS" shall mean any outbound costs associated with the delivery of Product or Placebo including costs related to transport, cold storage shipping containers and external storage (if required) of Product or Placebo, such costs including freight, duty, insurance and warehousing.

     1.38 "PLACEBO" shall mean an inactive substitute for the Product that does not contain measurable quantities of Naltrexone.

     1.39 "PLACEBO REQUIREMENTS" shall means the quantities of Placebo required for the conduct of pre-clinical studies and/or Clinical Studies of the Product in the Field pursuant to a Development Plan.

     1.40 "PROCEDURES" shall mean the procedures for manufacturing, control and testing the Product as set forth in the NDA, as such procedures may be amended by amendment to such applications from time to time.

     1.41 "PRODUCT" shall mean the injectable pharmaceutical product containing Naltrexone utilizing Alkermes' Medisorb(R) sustained-release technology as described in the NDA.

     1.42 "PRODUCT REQUIREMENTS" shall mean Clinical Requirements plus Commercial Requirements.

     1.43 "QUALITY AGREEMENT" shall have the meaning set forth in Section 3.12.

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     1.44 "RECALL" shall mean any action by Alkermes or Cephalon to recover title to or possession of or to prevent the distribution, prescription, consumption or release of a Finished Product or Product sold or shipped to Third Parties. The term "Recall" also includes the failure by Alkermes or Cephalon to sell or ship a Finished Product or Product to Third Parties that would have been subject to recall if it had been sold or shipped.

     1.45 "REGULATORY APPROVAL" shall mean any approvals of the FDA necessary for the manufacture, marketing or sale of the Product in the Territory.

     1.46 "ROLLING MONTHLY FORECAST" shall mean a rolling [**] month forecast specifying Product Requirements and Placebo Requirements for each month of such forecast, starting with the calendar month following the due date of such forecast.

     1.47 "SEIZURE" shall mean any action by the FDA to detain or destroy a Finished Product or Product or prevent the distribution, prescription, consumption or release of a Finished Product or Product.

     1.48 "SHARED EXPENSES" shall have the meaning set forth in the License and Collaboration Agreement.

     1.49 "SPECIFICATIONS" shall mean the specifications for the manufacture, release, storage, handling and packaging of the Product as set forth in the NDA, as such specifications may be amended from time to time as provided herein.

     1.50 "STRATEGIC FORECAST" shall mean a reasonable estimate of the long-range (at least [**] years) manufacturing capacity forecast for the Alkermes Manufacturing Facility for supply to Cephalon pursuant to this Agreement, the current version of which is attached as Exhibit A.

     1.51 "SUPPLY TEAM" shall have the meaning set forth in Section 2.1.

     1.52 "TECHNOLOGY TRANSFER AGREEMENT" shall have the meaning set forth in
Section 6.3.

     1.53 "TERM" shall have the meaning set forth in Section 6.1.

     1.54 "TERRITORY" shall mean the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

     1.55 "THIRD PARTY" shall mean any entity other than the Parties or their

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
respective Affiliates.

     Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words "including", "includes" and "such as" are used in their non-limiting sense and have the same meaning as "including without limitation" and "including but not limited to". References to Articles, Sections, subsections, and clauses are to the same with all their subparts as they appear in this Agreement. "Herein" means anywhere in this Agreement. "Hereunder" and "hereto" means under or pursuant to any provision of this Agreement.

                                    ARTICLE 2
                                   SUPPLY TEAM

     2.1 ESTABLISHMENT OF SUPPLY TEAM. The JSC shall establish a supply team (the "ST") no later than [**] days after the Effective Date to coordinate and implement all activities for the Manufacture of the Product for sale to Cephalon. One representative from each Party shall be designated as that Party's team leader to act as the primary ST contact for that Party. The ST shall consist of an equal number of representatives of each Party as are reasonably necessary to accomplish the goals of the ST hereunder. Such representatives may include individuals with expertise and responsibilities in the areas of quality control, quality assurance, operational planning, supply chain management and regulatory affairs. Either Party may replace any or all of its representatives at any time upon notice to the other Party.

     2.2 SUPPLY TEAM RESPONSIBILITIES. The ST shall be responsible for:

          (i) implementing the provisions set forth in this Agreement in a manner consistent with Alkermes' Manufacture and supply obligations hereunder;

          (ii) pursuant to Section 3.5, reviewing the Strategic Forecast and the long range plan for Commercialization of the Product in the Territory;

          (iiii) developing a Manufacturing strategy for the Product, including an annual Strategic Forecast, for review and approval by the JSC;

          (iv) formulating a plan for Manufacturing development to reduce Manufacturing cost and enhance Manufacturing output and associated annual budgets and any substantive amendments thereto for incorporation into the Development Plans;

          (v) reviewing quality issues and ongoing quality control/quality assurance programs;

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          (vi) implementing all Manufacturing activities pursuant to the
Development Plans approved by the JSC;

          (vii) exchanging information and facilitating cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations under the Development Plans, the Commercialization Plans and this Agreement;

          (viii) providing status updates and identifying critical issues to the JSC regarding Manufacturing activities; and

          (ix) performing such other functions as appropriate to further the purposes of this Agreement and the License and Collaboration Agreement as determined by the Parties.

     2.3 SUPPLY TEAM PROCEDURES. The Alkermes team leader shall serve as the chairperson of the ST. The chairperson shall establish the timing and agenda for all ST meetings and shall send notice of such meetings, including the agenda therefor, to all ST members; provided, however, either Party may request that specific items be included in the agenda and may request that additional meetings be scheduled as needed. The ST will meet at least once each calendar month, or as agreed by the ST, for the first [**] years following the Effective Date, and at least once each calendar quarter, or as agreed by the ST, thereafter. The location of regularly scheduled ST meetings shall alternate between the offices of the Parties, unless otherwise agreed. Meetings may be held telephonically or by videoconference. A quorum of at least half the ST members appointed by each Party shall be present at or shall otherwise participate in each ST meeting. Alkermes shall appoint one person (who need not be a member of the ST) to attend the meeting and record the minutes of the meeting in writing. Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and approval.

     2.4 SUPPLY TEAM DECISION MAKING. As a general principle, the ST will operate by consensus with each Party collectively having one vote. In the event that the ST members do not reach consensus with respect to a matter that is within the purview of the ST within [**] days after they have met and attempted to reach such consensus, such matter shall be presented to the JSC for resolution; provided, however, that to the extent any matters are required by Law or by safety concerns with respect to a Product to be resolved within a shorter period of time, the periods set forth in this Section 2.4 and in Section
2.1.4 and Article 12 of the License and Collaboration Agreement shall be shortened as appropriate to permit the resolution of such matters within the required period.

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     2.5 LIMITATION ON SUPPLY TEAM DECISION MAKING. Neither the ST nor the JSC
shall, without the consent of Cephalon, have any authority to modify or reduce Alkermes' obligation under this Agreement to use Commercially Reasonable Manufacturing Efforts as set forth in Section 3.15 or to amend any provision of this Agreement. Notwithstanding anything to the contrary in the License and Collaboration Agreement, Alkermes shall not have any right to resolve any Reserved Dispute in any manner that modifies or reduces Alkermes' obligation under this Agreement to use Commercially Reasonable Manufacturing Efforts as set forth in Section 3.15 or to amend any provision of this Agreement.

                                    ARTICLE 3
                               SUPPLY OF PRODUCTS

     3.1 PURCHASE AND SALE OF PRODUCT. During the Term, and subject to the terms and conditions hereof, Alkermes agrees to supply to Cephalon, and Cephalon agrees to purchase exclusively from Alkermes, Cephalon's Product Requirements. During the Term and subject to applicable Law, Alkermes agrees to use commercially reasonable efforts to limit the ability of Third Parties to which Alkermes supplies Product for sale and distribution in the ROW Territory [**]. Alkermes agrees that, if at any time during the Term Alkermes is unable to fully satisfy worldwide demand for the Product, [**].

     3.2 MANUFACTURE OF THE PRODUCT. Alkermes shall Manufacture the Product for supply to Cephalon. Alkermes shall Manufacture, or have Manufactured by a designated Third Party, the Diluent, the Additional Components, and the Finished Product (packaging and labeling of the Product) for supply to Cephalon.

     3.3 MANUFACTURING DEVELOPMENT. Alkermes shall conduct Manufacturing development for the Product to reduce Manufacturing cost and enhance Manufacturing output. The ST shall submit a plan and budget for such Manufacturing development to the DT, which in turn shall incorporate this plan into the Development Plan submitted to the JSC for review and approval. Such plan and budget shall be consistent with, and reasonably calculated to enable Alkermes to perform, its obligations pursuant to Section 3.15. Alkermes shall then conduct Manufacturing development in accordance with the Development Plan and budget approved by the JSC.

     3.4 MANUFACTURING FACILITY. Alkermes shall Manufacture the Product at the Alkermes Manufacturing Facility. In accordance with the terms and conditions set forth in the Quality Agreement, Cephalon shall have the right from time to time, upon reasonable advance notice to Alkermes, to inspect the Alkermes Manufacturing Facility, to review all records kept by Alkermes relating to the Manufacture of Product hereunder and to observe Alkermes' conduct of Manufacturing operations with respect to the

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Product.

     3.5 STRATEGIC FORECAST. The ST will formulate the initial Strategic Forecast within [**] days of the Effective Date. Promptly after the formulation of the long-range Commercialization plan for the Product pursuant to the License and Collaboration Agreement, the CT shall forward the long-range Commercialization plan to the ST. The ST will review the Strategic Forecast in light of such long-range Commercialization plan and promptly notify the CT if the ST believes that the Commercialization Plan does not reflect good faith projections of demand for the Product or requires Manufacturing efforts or resources beyond Alkermes' obligations pursuant to Section 3.15 or the manufacturing capacity as described in the Strategic Forecast. In such case the ST team leaders, the DT team leaders and the CT team leaders will promptly discuss appropriate revisions to the long-range Commercialization plan and/or the Strategic Forecast, including the development of additional capacity for Manufacture of the Product in accordance with Section 5.3.

     3.6 LABELING AND PACKAGING. At the time of Cephalon's submission of its forecast pursuant to Section 3.7, Cephalon also shall provide Alkermes with the images and text developed by Cephalon that are to be used by Alkermes in producing labeling, inserts and packaging for the Product. Dimensions and other physical attributes of such labeling, inserts and packaging shall be subject to the approval of Alkermes, which approval shall not be unreasonably withheld or delayed. In addition as holder of the Regulatory Approval for the Product, Alkermes shall have the right to confirm that labels, inserts and packaging for the Product are in conformity with the Regulatory Approval and applicable Laws.

     3.7 FORECASTS.

          (A) INITIAL FORECASTS. Within [**] days of the Effective Date, the CT shall provide to the ST both a Rolling Monthly Forecast and a [**]-Year Forecast of expected Product Requirements and Placebo Requirements.

          (B) FORECASTS DUE PERIODICALLY. Thereafter during the Term, the CT shall provide to the ST:

               (i) a Rolling Monthly Forecast by the end of each calendar quarter; and

               (ii) a [**]-Year Forecast, on or before August 15th of each year.

          (C) FORECAST BREAKDOWNS. All of the forecasts provided under this Agreement shall specify Placebo Requirements by the number of units and shall break down Product Requirements covered by such forecast by Clinical Requirements and

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Commercial Requirements, and by the number of units and Dosage Units of the
Product.

          (D) FIRM ZONE; VOLUME LIMITATIONS. [**]. Notwithstanding the foregoing, Alkermes will not be obligated to Manufacture volumes of Product or Placebo that are in excess of Alkermes' manufacturing capacity as established by the Strategic Forecast from time to time.

     3.8 FIRM PURCHASE ORDERS FOR PRODUCT.

          (A) DELIVERY OF POS. Cephalon shall deliver firm purchase orders (each, a "Firm PO") for Product Requirements and Placebo Requirements to Alkermes at least [**] prior to the requested delivery date for Product and Placebo. Cephalon shall submit on a monthly basis separate Firm POs for Commercial Requirements, Clinical Requirements and Placebo Requirements. The details of a Firm PO shall be consistent with the volume requirements for Product and Placebo established by the Firm Zone. Cephalon agrees that in the event that a Firm PO for Product or Placebo differs significantly from the volume requirements established by the Firm Zone, either by specifying a larger amount of Product or Placebo or an earlier delivery date, Alkermes may not be able to deliver such Product or Placebo in accordance with the terms of such Firm PO, but shall use its Commercially Reasonable Manufacturing Efforts to deliver such Product or Placebo as soon as possible and shall confer with Cephalon regarding such delivery.

          (B) BATCH QUANTITIES. The Parties agree that notwithstanding the quantities specified in the Firm POs for Product Requirements and Placebo Requirements, Alkermes shall be obligated to Manufacture and supply Product only in full batch quantities and may Manufacture and supply Product in an amount that is greater or less than the amount specified in a Firm PO as a result of the Manufacture and supply of such full batch quantities.

          (C) TERMS. Each Firm PO shall, subject to the limitations set forth in
Section 3.8(a), specify the (i) quantity of Product, in number of units of each Dosage Unit, and the number of units of Placebo; (ii) month of delivery; (iii) carrier; and (iv) destination or destinations in the Territory. The only terms of a Firm PO that shall be binding on the Parties shall be those identified in this Section 3.8(c) that are set forth on the face of such Firm PO. No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgment of any Party's purchase orders, quotations, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and the terms of this Agreement shall supersede any provision in any purchase order, specification or other document that is in addition to or inconsistent with the terms of this Agreement.

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          (D) ACKNOWLEDGEMENT. If Alkermes has not notified Cephalon within [**]
Business Days of receiving a Firm PO that the terms of such Firm PO are not in accordance with the provisions of this Agreement and that Alkermes therefore rejects such Firm PO, such Firm PO shall be deemed accepted. In the event that Alkermes rejects a Firm PO, the Parties will promptly consult with each other to resolve the underlying issues as promptly as feasible, and such Firm PO will be modified accordingly. Once accepted, Firm POs may neither be canceled nor modified by either Party, except as expressly provided in this Agreement.

     3.9 DELIVERY DATES. Alkermes shall deliver the Product and Placebo in accordance with Firm POs, as such Firm POs may have been modified with the agreement of the Parties, solely in accordance with the provisions of this Agreement. If Alkermes reasonably expects any delay in shipment to Cephalon, it shall promptly inform Cephalon of such expected delay, shall immediately update the delivery schedule and shall use its Commercially Reasonable Manufacturing Efforts to minimize the delay. [**].

     3.10 SHIPMENT.

          (A) TERMS. Alkermes shall ship the Product to the destinations specified by Cephalon in the Territory. Products shall be delivered FCA (Incoterms 2000) Alkermes' (or its contract manufacturer's, if applicable) manufacturing facility in the applicable month of delivery specified in the Firm PO. Alkermes shall arrange for the delivery of the Product to the carrier specified in the applicable Firm PO. Title and risk of loss shall pass to Cephalon upon delivery of each order of Product to such carrier. Notwithstanding anything to the contrary, Cephalon shall be responsible, and pay Third Parties directly, for all Outbound Costs from Alkermes' (or its contract manufacturer's, if applicable) manufacturing facility to any destination or destinations specified by Cephalon. Alkermes shall pack and address the Product in accordance with the Firm POs.

          (B) SHIPPING DOCUMENTS. Alkermes will send with each shipment of the Product a packing list containing the purchase order number, batch or lot number, manufacturing date, expiry date, Dosage Unit and total quantity delivered.

          (C) SHELF LIFE OF PRODUCT AT TIME OF SHIPMENT. Unless otherwise agreed by the Parties, once Alkermes is able to establish a shelf life for the Product of greater than [**] from the date of Manufacture in accordance with applicable Laws, Alkermes shall ensure that the Product shall have a minimum of [**] of shelf life remaining at the time that it is shipped to Cephalon; [**].

     3.11 COMPLIANCE. Alkermes shall be responsible for the Manufacture of the

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Product in accordance with the Procedures, cGMPs and the Quality Agreement.
Alkermes shall cause the Finished Product to be Manufactured in accordance with the Procedures, cGMPs and the Quality Agreement, and shall cause the Diluent and Additional Components to be Manufactured in accordance with the cGMPs and the Quality Agreement. Alkermes shall obtain representative samples from each batch of the Product produced by Alkermes. Alkermes shall assay and analyze such samples in accordance with the Specifications and shall prepare a Certificate of Analysis and Conformity that shall be delivered to Cephalon. The Product supplied hereunder shall be handled and stored by Cephalon in accordance with the Specifications prior to any sale or distribution.

     3.12 QUALITY CONTROL AND QUALITY ASSURANCE.

          (A) QUALITY AGREEMENT. As soon as possible, but in no case later than sixty (60) days following the Effective Date, the Parties agree to negotiate in good faith and use diligent efforts to enter into a Quality Agreement ("Quality Agreement") setting forth the individual responsibilities of Alkermes and Cephalon with respect to the Manufacture of the Product. The Quality Agreement shall be reviewed annually by the Parties and, upon mutual agreement, revised and updated as necessary. In the event of a conflict between the Quality Agreement and this Agreement, this Agreement shall govern and control, unless otherwise expressly provided in the Quality Agreement but in any case consistent with the standards set forth in Section 3.11.

          (B) ALKERMES PROCEDURES. Alkermes shall number or cause to be numbered each shipment with a manufacturer lot number that is traceable to all raw materials and/or Additional Components used to Manufacture such Product.

          (C) CEPHALON PROCEDURES. Cephalon shall identify such Product with a vendor lot number that is traceable to the shipment purchased from Alkermes.

     3.13 RECALLS OR SEIZURES. Alkermes shall be responsible for undertaking any Recall of any Product or Finished Product and the Parties shall consult with one another with respect to any proposed Recall; provided, however, that a Recall shall be undertaken in the event that either Party believes a Recall is necessary or prudent. Each Party shall also immediately notify the other Party of any Seizure of any Product or Finished Product. Alkermes shall meet all regulatory requirements related to any such Recall or Seizure. Alkermes shall use Commercially Reasonable Manufacturing Efforts to supply a quantity of Finished Products sufficient to enable Cephalon to replace all Finished Products subject to the Recall or Seizure. Such replacement Finished Products shall be delivered as soon as reasonably possible. If the Product or Finished Product defect causing the Recall or Seizure results primarily from a breach of Alkermes' Manufacture and supply obligations hereunder, including the storage or distribution of the Product or Finished Product by Alkermes prior to shipment, then the

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cost and expenses of such Recall or Seizure, including the cost of replacement
Finished Products, shall be paid by Alkermes. If the Product or Finished Product defect causing the Recall or Seizure results primarily from Cephalon's acts or omissions, including the storage or distribution of the Product or Finished Product after shipment, then the costs and expenses of such Recall or Seizure, including the cost of replacement Finished Products, shall be paid by Cephalon. If the Product or Finished Product defect causing the Recall or Seizure does not result primarily from the acts or omissions of either Party or such cause cannot be determined with reasonable certainty, then the costs and expenses of such Recall or Seizure, including the cost of replacement Finished Products, shall be Shared Expenses. Recalls or Seizures shall otherwise be conducted in accordance with the provisions of the Quality Agreement.

     3.14 PRODUCT COMPLAINTS AND ADVERSE EVENT REPORTING. The procedures for handling Product complaints and reporting adverse events shall be set forth in the Quality Agreement and the safety data exchange agreement executed pursuant to the License and Collaboration Agreement.

     3.15 COMMERCIALLY REASONABLE MANUFACTURING EFFORTS. Alkermes shall use Commercially Reasonable Manufacturing Efforts to Manufacture and supply Product in a timely and cost-effective manner and in sufficient quantities to enable the Parties to carry out the Development Plans and the Commercialization Plans, in each case to the extent that such plans reflect good faith projections of the demand for the Product consistent with the long-range Commercialization Plan.

     3.16 REPRESENTATIONS AND WARRANTIES OF ALKERMES. Alkermes hereby represents and warrants that:

          (A) Alkermes shall perform its obligations under this Agreement in a competent, professional and workmanlike manner;

          (B) all Product and Finished Product shall have been Manufactured in accordance with the Procedures, cGMPs, the Quality Agreement, and shall, as of the date delivered to the common carrier, meet the Specifications; and

          (C) no Product or Finished Product shall, as of the date delivered to the common carrier, be adulterated or misbranded, within the meanings ascribed to such terms under the Act.

In addition, (i) the representation and warranty of Alkermes made in Section 10.3(v) of the License and Collaboration Agreement to the extent applicable to the manufacture of the Product is incorporated herein by reference, and (ii) the provisions of Section 7.7 of the License and Collaboration Agreement shall apply in the event that either Party

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believes that it is necessary or desirable to obtain a patent license from a
Third Party [**].

     3.17 NO IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS. EXCEPT AS OTHERWISE EXPRESSLY HEREIN PROVIDED, ALKERMES MAKES NO REPRESENTATIONS OR WARRANTIES AND THERE ARE NO CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PRODUCTS SUPPLIED HEREUNDER, INCLUDING ANY SUCH REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO THE NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH PRODUCT.

                                    ARTICLE 4
                                    PAYMENTS

     4.1 PAYMENT FOR PRODUCT REQUIREMENTS AND PLACEBO REQUIREMENTS. For each Dosage Unit of Product and each unit of Placebo produced by Alkermes pursuant to a Firm Order and shipped to Cephalon hereunder, Cephalon shall pay Alkermes the Fully Burdened Manufacturing Cost of such Dosage Unit of Product or unit of Placebo.

     4.2 INVOICES AND METHOD OF PAYMENT OF AMOUNTS DUE TO ALKERMES. Alkermes shall invoice Cephalon in U.S. Dollars for each shipment of Product and Placebo, and Cephalon shall pay all such invoices within [**] days of the invoice date, such date not to precede the shipment date as stated on the bill of lading or the air waybill. Cephalon shall make such payments in U.S. Dollars. Cephalon shall make all payments hereunder by bank wire transfer in immediately available funds to such bank account as Alkermes shall designate from time to time. Alkermes shall endeavor to notify Cephalon as to the date and amount of any such wire transfer to Alkermes at least [**] Business Days prior to such transfer, but in no event later than the Business Day of such transfer. Without limitation on other available rights or remedies, all amounts payable under this Agreement will bear interest at the rate of [**] per calendar month from the date due until paid.

     4.3 RECORDS AND REPORTING; AUDITS. Section 9.7 of the License and Collaboration Agreement shall apply to all Fully Burdened Manufacturing Costs charged for Product or Placebo delivered hereunder, including all underlying costs included by Alkermes in such Fully Burdened Manufacturing Costs.

     4.4 MANUFACTURING DEVELOPMENT ACTIVITIES. Subject to Section 5.1 below, all Manufacturing development activities performed hereunder shall be charged by Alkermes as Development Costs pursuant to the License and Collaboration Agreement with the activities performed by the Alkermes FTEs billed at the Development FTE Rate.

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                                   ARTICLE 5
                  SCALE UP, BACK-UP SUPPLY AND CAPITAL EXPENSES

     5.1 SCALE-UP TO [**]SCALE. [**]. All expenses incurred by Alkermes in performing such activities that are required to obtain Regulatory Approval for the Product for the alcohol abuse/dependence indication shall be borne solely by Alkermes. Any other costs incurred by Alkermes in performing Manufacturing development activities pursuant to a Development Plan shall be charged as Development Costs pursuant to the License and Collaboration Agreement with the activities performed by the Alkermes FTEs billed at [**].

     5.2 [**]. A dedicated joint taskforce to be appointed by the ST and the ST itself will oversee a timely execution of the agreed plan. [**]. The cost of all such activities to scale-up Product Manufacture or to otherwise reduce cost and enhance production output for the Product for the Territory will be deemed to be Development Costs.

     5.3 BACK-UP OR SECOND SOURCE SUPPLY. If Cephalon believes that it is desirable or necessary to qualify and/or engage a back-up or second source supplier of the Product for the Territory, Cephalon shall notify Alkermes. The Parties shall discuss such matter in good faith. If the Parties do not agree on a course of action with respect to qualifying and/or engaging a back-up or second source supplier, the Parties shall resolve such dispute through agreement of the Parties' Chief Executive Officers pursuant to the terms of Section 12.1.2 of the License and Collaboration Agreement. Such dispute shall not be considered a Reserved Dispute subject to Section 12.2 of the License and Collaboration Agreement.

     5.4 CAPITAL EXPENSES. If Alkermes is required to expand the Alkermes Manufacturing Facility or build an additional facility for the Manufacture and supply of Product for Cephalon pursuant to this Agreement, [**].

                                    ARTICLE 6
                                TERM; TERMINATION

     6.1 TERM. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided in this Article 6, shall continue in effect until the expiration or termination of the License and Collaboration Agreement and thereafter for any period after expiration or termination specified in the License and Collaboration Agreement during which Alkermes has agreed to continue supplying Product to Cephalon for the Territory (such period, the "Term").

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     6.2 TERMINATION UPON MATERIAL BREACH. If either Party shall commit a material breach with respect to any material provision of this Agreement and the other Party shall have given the breaching Party written notice of such breach, the breaching Party shall have [**] days to cure such breach. If such breach is not cured in all material respects within such [**] day period, the non-breaching Party shall have the right, upon notice to the breaching Party and without prejudice to any other rights the non-breaching Party may have, to terminate this Agreement, unless the breaching Party is in the process of attempting in good faith to cure such breach, in which case the [**] day cure period shall be extended by an additional [**] days.

     6.3 ALKERMES FAILURE TO SUPPLY

          (A) FAILURE TO SUPPLY. In the event that Alkermes fails to supply the market for the Finished Product in the Territory for a consecutive [**] day period, in lieu of terminating this Agreement pursuant to Section 6.2, Cephalon may exercise the license grant made by Alkermes of Alkermes Manufacturing Patents and Alkermes Manufacturing Know-How pursuant to the License and Collaboration Agreement, and Alkermes shall transfer to Cephalon the Alkermes Vivitrex Manufacturing Know-How to enable Cephalon or its designated contract manufacturer to Manufacture the Product. The Parties shall enter into a Technology Transfer Agreement ("Technology Transfer Agreement") to address logistical issues relating to the transfer by Alkermes of the Alkermes Vivitrex Manufacturing Know-How. Alkermes shall have no obligation to transfer or otherwise provide any equipment to Cephalon under the Technology Transfer Agreement.

          (B) TECHNOLOGY TRANSFER AGREEMENT. The Technology Transfer Agreement shall include the following terms and conditions, together with such other customary representations, warranties, covenants and conditions satisfactory in form and substance to the Parties and their legal advisors as are necessary or appropriate for transactions of this type:

               (I) Alkermes shall [**]; and

               (II) Cephalon shall pay Alkermes the Development FTE Rate for all work performed by Alkermes FTEs in [**].

Cephalon acknowledges and agrees that the Alkermes Vivitrex Manufacturing Know-How is the Confidential Information of Alkermes. Accordingly the Technology Transfer Agreement shall also provide appropriate protections to ensure the nondisclosure of the Alkermes Vivitrex Manufacturing Know-How and to restrict its use by Cephalon or its designated contract manufacturer solely to the Manufacture of the Product for the Territory.

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     6.4 EFFECTS OF TERMINATION OR EXPIRATION.

          (A) PRODUCT. Upon expiration or termination of this Agreement, Alkermes shall Manufacture and ship to Cephalon and Cephalon shall purchase in accordance with the provisions hereof all Product ordered pursuant to Firm POs issued hereunder prior to the date on which notice of such termination was given, or prior to the expiration date of the Agreement, as applicable.

          (B) ACCRUED RIGHTS AND OBLIGATIONS; SURVIVAL. Termination of this Agreement for any reason or expiration of this Agreement shall not release either Party from any obligation arising prior to the date of termination. The rights and obligations under Sections 3.13, 3.16(b), 3.16(c), 3.17, 6.3 and this
6.4 and Articles 7 and 8, in each case only in the event and to the extent applicable and subject to the terms and conditions stated therein, shall survive any termination or expiration of this Agreement. In addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full performance of this Agreement. Except as otherwise set forth herein, any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at Law or in equity or otherwise.

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                                   ARTICLE 7
           MATTERS GOVERNED BY THE LICENSE AND COLLABORATION AGREMENT

     7.1 DISPUTES. Except as otherwise specified herein, in the event that a dispute arises under this Agreement, the dispute resolution provisions of
Article 12 of the License and Collaboration Agreement shall apply to such dispute mutatis mutandis.

     7.2 LIMITATIONS ON LIABILITY; INDEMNIFICATION; INSURANCE. Except as otherwise specified herein, the limitations on liability, indemnification and insurance provisions of Article 11 of the License and Collaboration Agreement shall apply to this Agreement mutatis mutandis.

     7.3 CONFIDENTIALITY. Except as otherwise specified herein, the confidentiality provisions of Article 8 of the License and Collaboration Agreement shall apply to any Confidential Information obtained by a Party under this Agreement mutatis mutandis.

     7.4 PUBLICITY. Except as otherwise specified herein, the publicity provisions of Section 14.7 of the License and Collaboration Agreement shall apply to this Agreement mutatis mutandis.

                                    ARTICLE 8
                               GENERAL PROVISIONS

     8.1 NOTICES. All notices, reports, requests or demands required or permitted under this Agreement shall be sent by air courier or by facsimile, with confirmed transmission, properly addressed to the respective Parties as follows:

               If to Alkermes:
               Alkermes, Inc.
               88 Sidney Street
               Cambridge, Massachusetts 02139
               Attn: Chief Executive Officer
               Facsimile: [**]

               If to Alkermes:
               Alkermes, Inc.
               88 Sidney Street
               Cambridge, Massachusetts 02139
               Attn: General Counsel

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               Facsimile: [**]

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               If to Cephalon:
               Cephalon, Inc.
               41 Moores Road
               Frazer, Pennsylvania 19355
               Attention: Chief Executive Officer
               Facsimile: [**]

               If to Cephalon:
               Cephalon, Inc.
               41 Moores Road
               Frazer, Pennsylvania 19355
               Attention: General Counsel
               Facsimile: [**]

or to such addresses or addresses as the Parties hereto may designate for such purposes during the Term. Notices shall be deemed to have been sufficiently given or made: (i) if by facsimile with confirmed transmission, when performed, and (ii) if by air courier upon receipt by the Party.

     8.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (other than its choice of law principles).

     8.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the License and Collaboration Agreement, including all consideration and the rights and obligations of the Parties under such agreements, represents the entire agreement between the Parties regarding the subject matter hereof and thereof, and there are no prior or contemporaneous written or oral promises or representations relating to this subject not incorporated herein. No amendment or modification of the terms and conditions of this Agreement shall be binding on either Party unless reduced to writing referencing this Agreement and signed by an authorized officer of the Party to be bound. In the event of a conflict between the provisions of this Agreement and those of the License and Collaboration Agreement, the provisions of this Agreement shall control.

     8.4 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. This Agreement shall not be assignable by either Party without the other's prior written consent; provided, however, that either Party may assign this Agreement, without the other Party's written consent but after providing thirty (30) days prior notice to the other Party, to an Affiliate or to any successor to which the License and

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Collaboration Agreement is assigned pursuant to the terms and conditions of that
Agreement.

     8.5 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     8.6 SEVERABILITY. If any part of this Agreement shall be found to be invalid or unenforceable under applicable Law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

     8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

     8.8 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in performing its obligations hereunder (except for payment of money) to the extent, and as long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (a "Force Majeure Delay"), including fire, floods, embargoes, war, insurrections, riots, civil commotions, terrorism, strikes, lockouts or other labor disturbances, sabotage, acts of God, failure or delay of transportation, prevention from or hindrance in obtaining energy or other utilities, omissions or delays in acting by any governmental authority, acts of a government or agency thereof or judicial orders or decrees. In the event of a Force Majeure Delay, the affected Party shall give prompt notice thereof to the other Party, shall use commercially reasonable efforts to mitigate the adverse consequences thereof and shall resume performance hereunder with dispatch whenever the consequences of the Force Majeure Delay have been mitigated provided, however, in no event shall a Party be required to settle any labor dispute or disturbance.

     8.9 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

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     8.10 HEADINGS. Headings are for the convenience of reference only and shall not control the construction or interpretation of any of the provisions of this Agreement.

     8.11 NO PARTNERSHIP. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, or joint venture relationship between the Parties. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

     8.12 USE OF NAMES, TRADE NAMES AND TRADEMARKS. Except as expressly provided in this Agreement or the License and Collaboration Agreement neither Party shall have the right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party hereto or its Affiliates or sublicensees, including any contraction or abbreviation of any of the foregoing, unless the express written permission of such other Party has been obtained.

     8.13 PERFORMANCE BY AN AFFILIATE. Each of Cephalon and Alkermes acknowledge that obligations under this Agreement may be performed by Affiliates of Cephalon and Alkermes. Each of Cephalon and Alkermes guarantee performance of this Agreement by its Affiliates, notwithstanding any assignment to Affiliates in accordance with Section 8.4 of this Agreement.

     8.14 NON-SOLICITATION OF EMPLOYEES. During the [**] period following the Effective Date, neither Party shall, directly or indirectly, recruit or solicit any employee of the other Party or any of such other Party's Affiliates if such employee has been materially involved in the performance of this Agreement or the License and Collaboration Agreement, except pursuant to general solicitations not targeted at such employees.

                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized representatives to be effective as of the date set forth above.

ALKERMES, INC.                          CEPHALON, INC.


By: /s/ Michael J. Landine              By: /s/ J. Kevin Buchi
    ---------------------------------       ------------------------------------
Name: Michael J. Landine                Name: J. Kevin Buchi
Title: Vice President, Corporate        Title: Senior Vice President and Chief
       Development                             Financial Officer

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                                    EXHIBIT A

                           INITIAL STRATEGIC FORECAST

[**]

       [**]

       [**]

       [**]

[**]

              [**]   [**]   [**]   [**]   [**]   [**]

              [**]   [**]   [**]   [**]   [**]   [**]

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